Exhibit 99.1

Contact:	Bethany Sherman
NASDAQ
212-858-5201

ROBERT GREIFELD NAMED PRESIDENT AND CEO OF NASDAQ

— H. Furlong Baldwin Elected Chairman of the Board —

New York, April 15, 2003 — The Board of Directors of NASDAQ (OTCBB: NDAQ) announced today that it has named Robert Greifeld President and Chief Executive Officer and elected him to the Board.  H. Furlong Baldwin, former Chairman of Mercantile Bankshares Corporation and Chairman of the Management Compensation Committee of the NASDAQ Board, has been elected non-executive Chairman.  Both appointments are effective May 12, 2003.

Mr. Greifeld, 45, comes to NASDAQ from SunGard Data Systems Inc. (NYSE:SDS).  With annual revenues of more than $2.5 billion, SunGard is the pioneer and leading global provider of integrated IT solutions for financial services, including transaction processing services for the financial industry, and also is a leading provider of information availability services.  He serves as Executive Vice President with responsibility for all of SunGard’s sell-side businesses and buy-side transaction routing businesses.

Mr. Greifeld succeeds Hardwick (Wick) Simmons as Chief Executive.  Mr. Simmons announced in December his intention to retire in 2003 when his replacement was selected.

Mr. Baldwin, 71, served as Chief Executive Officer of Mercantile Bankshares Corporation in Baltimore from 1976 to 2001, and in March 2003 he retired as Chairman and Director.

Mr. Baldwin said, “Bob Greifeld brings a rare combination of talents to the table at a critical juncture in NASDAQ’s history.  Bob is a seasoned operational manager with deep knowledge of the market and the needs of market makers and other market participants.  He is eminently qualified to lead and change NASDAQ as it grapples with a rapidly evolving business landscape.

“The Board believes that NASDAQ’s future depends upon the kind of dynamic leadership Bob will provide.  In addition to vast market expertise that will allow him to move forward quickly in his new role, he brings new energy and fresh perspective that will keep NASDAQ a strong, active marketplace and strengthen its competitive edge.

“Having branched out from his background in technology, Bob has a successful fifteen-year track record running efficient, for-profit businesses.  He has extensive experience in both the front and back office aspects of the market, and has been an innovator, creating one of the earliest electronic communications networks (ECNs).  Mr. Greifeld is also familiar with the regulatory landscape and the relationships required to guide the organization within the rules of the markets.”

Mr. Greifeld said, “I am pleased to be joining NASDAQ at this exciting time in its development, as it continues to transition to a publicly traded, for-profit enterprise.  I look forward to working with the experienced NASDAQ management and staff and particularly with the 3600 companies who make NASDAQ their home.  NASDAQ is the largest all-electronic stock market in the world.  It is the stock market of the future.”

From 1991 to 1999, Mr. Greifeld served as President and Chief Operating Officer of Automated Securities Clearance, Inc. (ASC).  In this role at ASC, Mr. Greifeld led a team that successfully made BRASS the industry standard trade order management system (TOMS) for NASDAQ stocks.  Also while at ASC, he spearheaded the founding of BRUT, the trading consortium whose members included Knight Trading, Morgan Stanley, Goldman Sachs and Merrill Lynch, which in 1998 received approval from the Securities and Exchange Commission to operate as an ECN.

After SunGard acquired ASC in March 1999, Mr. Greifeld joined SunGard and later became corporate Vice President and Group Chief Executive Officer of SunGard Brokerage Systems.  During his tenure, he implemented a plan to leverage the individual operating unit strengths of SunGard to provide enhanced, integrated solutions across its customer base.  The plan encompassed internal growth and more than 10 acquisitions in less than four years.

Mr. Greifeld received a B.A. in English from Iona College in 1979, and he earned an MBA from New York University, Stern School of Business, in 1986.

Mr. Greifeld currently serves on the Board of Knight Securities, the largest NASDAQ market maker, a position he will relinquish on May 12, 2003.

NASDAQ is the world’s largest electronic stock market. With approximately 3,600 companies, NASDAQ lists more companies and trades more shares per day than any other U.S. market.  It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology industries.  For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ Newsroom(SM) at www.nasdaqnews.com.

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